Exhibit 5.1

Osler, Hoskin & Harcourt llp 1000 De La Gauchetière Street West Suite 2100 Montréal, Québec, Canada H3B 4W5 514.904.8100 main 514.904.8101 facsimile

June 29, 2020

Acasti Pharma Inc.

545 Promenade du Centropolis
Suite 100
Laval, Quebec
H7T 0A3

Dear Sirs/Mesdames:

Re: Acasti Pharma Inc. - Registration Statement on Form S-3

We have acted as Canadian and U.S. counsel to Acasti Pharma Inc. (the “Corporation”), a corporation governed by the Business Corporations Act (Québec), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Corporation on the date hereof with the Securities and Exchange Commission (the “SEC”), for the registration of the sale by the Corporation and resale by certain securityholders from time to time on a delayed or continuous basis pursuant to Rule 415 under the under the Securities Act of 1933, as amended (the “Securities Act”), of up to:

(i) US$200,000,000 in aggregate amount of Unallocated Primary Securities (as defined below);

(ii) 7,072,962 common shares of the Corporation (the “Common Shares”) issuable upon exercise of outstanding warrants of the Corporation in accordance with the terms of the warrant agreement (the “Warrant Agreement”) included as an exhibit to the Corporation’s Registration Statement on Form F-1 (No. 333-220755) (the “December 2017 Warrant Shares”); and

(iii) 297,430 Common Shares issuable upon exercise of outstanding warrants of the Corporation in accordance with the terms of the warrant certificates (the “Warrant Certificates”) issued by the Corporation to certain securityholders as compensation for their service as underwriters for the Corporation’s public offering in December 2017 (the “Broker Warrant Shares”).

The Registration Statement includes two prospectuses: (i) a base prospectus (the “Base Prospectus”); and (ii) a sales agreement prospectus (the “Sales Agreement Prospectus”) covering up to US$75,000,000 that may be sold under the Sales Agreement, dated June 29, 2020, among the Corporation and B. Riley FBR, Inc., Oppenheimer & Co. Inc., and H.C. Wainwright & Co., LLC. (such agreement, the “Sales Agreement” and such shares, the “Sales Agreement Shares”). The Base Prospectus provides it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Base Prospectus (as supplemented from time to time by one or more Prospectus Supplements) and the Sales Agreement Prospectus, will provide for the registration by the Corporation of the following securities of the Corporation (collectively, the “Securities”):

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(a)	Common Shares;

(b)	warrants to acquire Common Shares (the “Warrants”);

(c)	units comprising any combination of Common Shares and Warrants (the “Units”);

(d)	the Sales Agreement Shares (together with the Common Shares, the Warrants and the Units, the “Unallocated Primary Securities”);

(e)	the December 2017 Warrant Shares; and

(f)	the Broker Warrant Shares.

We have examined the Registration Statement and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinions hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

We are qualified to practice law in the Province of Québec and these opinions are rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec and, as they relate to the legally binding nature of and enforceability of the Warrants and the Units, the laws of the State of New York.

For the purposes of the opinions set forth below, we have assumed without independent investigation or verification by us that:

(a)	the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and such effectiveness shall not have been terminated or rescinded;

(b)	the Securities will have the terms described in and will otherwise be issued as described in the Registration Statement or in a prospectus supplement and a prospectus supplement will have been prepared and filed with the SEC regarding the Securities offered thereby;

(c)	all Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement;

(d)	there shall not have occurred any change in law affecting the validity or enforceability of such Securities;

(e)	any Warrants or Units will be governed by the laws of the State of New York;

(f)	any Securities (other than Common Shares, the Sales Agreement Shares, the December 2017 Warrant Shares and the Broker Warrant Shares) issued by the Corporation are to be issued pursuant to a definitive agreement or certificate evidencing the terms thereof (a “Securities Agreement”); and

(g)	none of the terms of any Securities to be established subsequent to the date hereof, nor the issuance and delivery of such Securities, nor the execution, delivery and performance by the Corporation of any Securities Agreement, nor the compliance by the Corporation with the terms of such Securities, will violate any applicable law or regulation or will result in a violation of any provision of any instrument or agreement then binding upon the Corporation, or any restriction imposed by any court or governmental body having jurisdiction over the Corporation.

We have also assumed (a) the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies and (b) the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials.

On the basis of the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that:

(a)	when (i) all requisite corporate action, including the adoption of appropriate resolutions of the Board of Directors of the Corporation or a duly authorized committee thereof (the “Authorizing Resolutions”), has been taken by the Corporation to authorize the issuance of any Common Shares and the consideration to be received therefor, and (ii) certificates evidencing such shares have been duly executed, countersigned, issued and delivered, against payment therefor of the consideration specified in such Authorizing Resolutions, in the manner described in such Authorizing Resolutions, such Common Shares will be validly issued, fully paid and non-assessable;

(b)	when (i) all requisite corporate action, including the adoption of Authorizing Resolutions, has been taken by the Corporation to establish the terms of and to authorize the issuance of any series of Warrants and the consideration to be received therefor and to authorize the Securities Agreement relating thereto; (ii) all actions described in paragraph (a) above with respect to the Common Shares issuable upon the exercise of such Warrants have been taken; and (iii) the applicable Securities Agreement has been duly executed and delivered by the parties thereto and certificates evidencing such Warrants have been duly executed, countersigned, issued and delivered, against payment therefor of the consideration specified in such Authorizing Resolutions, in accordance with the applicable Securities Agreement and in the manner described in such Authorizing Resolutions, such Warrants will be valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms;

(c)	when (i) all requisite corporate action, including the adoption of Authorizing Resolutions, has been taken by the Corporation to establish the terms of and to authorize the issuance of any Units and the consideration to be received therefor and to authorize the Securities Agreement relating thereto; (ii) all actions described in paragraph (a) and/or (b) above, as applicable, with respect to the issuance of Common Shares and/or Warrants in connection with such Units have been taken; and (iii) the applicable Securities Agreement has been duly executed and delivered by the parties thereto and certificates evidencing such Units have been duly executed, countersigned, issued and delivered, against payment therefor of the consideration specified in such Authorizing Resolutions, in accordance with the applicable Securities Agreement and in the manner described in such Authorizing Resolutions, such Units will be valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms;

(d)	when certificates evidencing the Sales Agreement Shares have been duly executed, countersigned, issued and delivered against payment therefor of the consideration, all in accordance with the Sales Agreement, such Sales Agreement Shares will be validly issued, fully paid and non-assessable;

(e)	when certificates evidencing the December 2017 Warrant Shares have been duly executed, countersigned, issued and delivered against payment therefor of the consideration, all in accordance with the Warrant Agreement, the December 2017 Warrant Shares will be validly issued, fully paid and non-assessable; and

(f)	when certificates evidencing the Broker Warrant Shares have been duly executed, countersigned, issued and delivered against payment therefor of the consideration, all in accordance with the Warrant Certificates, the Broker Warrant Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following qualifications and limitations:

(a) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, receivership, preference, moratorium, arrangement or winding up laws or other similar laws now or hereafter in effect, and related regulations and judicial doctrines, relating to or affecting the enforcement of creditors’ rights and remedies generally; and

(b) enforceability may be limited by equitable principles, whether such equitable principles are considered at law or in equity, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the prospectuses contained therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP